Exhibit 99.1

Orient Paper, Inc. Announces Results of 2016 Annual Meeting of Stockholders

BAODING, China, Oct. 13, 2016 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on October 12, 2016 at the Company’s Wei County Production Base in Wei County, Hebei Province, China.

At the Annual Meeting, Orient Paper’s stockholders:

1.	Elected three Class II directors, Mr.Zhengyong Liu, Mr. Fuzeng Liu and Ms. Lusha Niu, to serve on the Board of Directors of the Company until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death;

2.	Ratifiedthe appointment of BDO China Shu Lun Pan CPAs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper products.

With production based in Baoding and Xingtaiin North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol “ONP” since December 2009. For more information about the Company, please visit http://www.orientpaperinc.com.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the SEC, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tina Xiao
Weitian Group LLC
Email: onp@weitian-ir.com

Phone: +1-917-609-0333